Exhibit 10.26
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL
(Sub-)License Agreement

between	Point Theranostics Inc.

a Delaware Corporation with its registered agent
National Registered Agents, Inc.
160 Greentree Drive - Suite 101
Dover, DE 19904
	U.S.A.	–herinafter called "POINT" -

and	Scintomics GmbH
Lindach 4
82256 FUrstenfeldbruck
Germany
- hereinafter called "SCI" -
SCI and POINT are referred to individually or jointly as the "Party" or "Parties".
Preamble
WHEREAS, at TUM, the Technische Universitat Munchen — hereinafter called "University" — an in vention called "Utilization of electron deficient aromatic residues to increase the inter nalization of PSMA inhibitors for imaging an endoratiotherapy of prostate cancer", "Invention" — was made, which is registered at the University under the case no. 201708E07. POINT is not entitled to any Inventor rights.
WHEREAS, the Bayerische Patentallianz GmbH, Prinzregentenstr. 52, 80538 Munich, Germany —hereinafter called "BayPAT" — is a joint enterprise of Universitat Bayern e.V. and of Hochschule Bayern —The Bavarian Universities of Applied Sciences — e.V. On behalf of the Hochschulverbund Bayern Patent and the participating member universities, BayPAT commercially exploits inventions made at the universities and the universities of applied sciences of Bavaria. The Invention is registered at BayPAT under the internal case no. 877136.
WHEREAS, a patent application with the title "PSMA ligands for imaging and endoradiotherapy " was filed for the Invention at the European Patent Office (application no. EP 17 206 510.4) on December, 11th 2017 with the University as the sole applicant (this European patent application EP 17 206 510.4 was withdrawn on January 14th, 2019). A PCT application claiming the priority of the aforementioned EP17206510.4 was filed on December 11th 2018 (official file no: PCT/EP2018/084399).
WHEREAS, the University has retained BayPAT with the commercial exploitation of the Invention and the therefrom resulting patent applications and authorised it to issue licenses.
WHEREAS, with a license agreement, dated July, the 26th 2019, BayPAT has granted SCI an exclusive license to the Invention and the international patent application PCT/EP2018/084399 and all proprietary right applications and proprietary rights that might potentially result therefrom, including any Supplementary Protection Certificates.

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WHEREAS, SCI is active in the field of manufacturing equipment for the production of radio-pharmaceutical products as well as the research and development of therapeutic, diagnostic and theragnostic radiopharmaceuticals.
WHEREAS, POINT is a radiopharmaceutical company, specializing in theranostics and wants to use the patent application PCT/EP2018/084399 and any patents arising therefrom in the Contract Territory to develop its business activity. Furthermore, POINT is active in bringing PSMA l&T products to Clinical Admission. POINT is planning to transfer this License Agreement to an Affiliated Company, situated in Ireland, to be set up.
Now, therefore, with the following License Agreement SCI issues a (sub-)license to POINT in respect of the Invention and in accordance with the following provisions:
1.    DEFINITIONS
1.1    "Accounting Period" is one calendar year, i.e. each successive period of twelve (12) months commencing on January 1st and ending on December 31.5t.
1.2    "Affiliated Company" is, in relation to POINT, any person, any commercial enterprise, any company or any other association, (i) in relation to which POINT possesses directly or indirectly at least fifty per cent (50%) of the voting rights, (ii) which owns directly or indirectly at least fifty per cent (50%) of the voting rights of POINT, or (iii) where at least fifty per cent (50%) of the voting rights are held directly or indirectly by a person, an enterprise, a company or any other association which, in turn, directly or indirectly possesses at least fifty per cent (50%) of the voting rights of POINT. Irrespective of the aforementioned conditions, VERITY also qualifies as an Affiliated Company, as long as the three founder families of VERITY, the Glase Family, the Fleshner Family and the Silber Family have substantive continued ownership of VERITY.
1.3    "Application Field" is the therapeutic field of (human) urology.
1.4    "Asia" means the countries as listed in Attachment 1.
1.5    "BLA" means a Biological License Application in the United States as described in Section 351(a) of the United States Public Health Service Act (PHS Act), or an abbreviated Biological License Application as described in Section 351(k) of the PHS Act.
1.6    "Calendar Day" is any day in a week, including Saturday, Sunday and any day which is a public holiday.
1.7    "Claims" means collectively section 11.6 (i) and (ii).
1.8    "Clinical Admission" means all approvals, registrations authorization of a Regulatory Authority in a country, both necessary and sufficient for the commercial marketing and sale of a Contract Product in such country, including the approval of an MAA or BLA.
1.9    "Clinical Study" means a Phase I Study, Phase II Study, Phase III Study, or other study (including a non-interventional study) in humans to obtain information regarding the product, including information relating to the safety, tolerability, pharmacological activity, pharmacokinetics, dose ranging, or efficacy of a Contract Product.
1.10    "Completion" means, with respect to a (i) Clinical Study, the time of the last patient last visit in such Clinical Study or (ii) Toxicity Study, the completion of such study according to ICH guideline M3(R2) on "Non-clinical safety studies for the conduct of human trials and marketing authorisation for pharmaceuticals" or equivalent guidelines/regulations.
1.11    "Confidential Information" means any know-how, all data and information of the Parties, including development data, which is not generally known and which concerns the Contract

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Proprietary Rights, the Contract Products, the company, the research and development activities and results, the financial situation, the contractual relationships, or the business operations of the Parties. The existence and the terms of this License Agreement also constitute Confidential Information. Section 13. remains unaffected.
1.12    "Contract Products" are all products and processes, the manufacturing, use, offer and bringing into circulation (in the case of products) respectively, the application and offering (in the case of processes) of which make direct, indirect or equivalent use of the Contract Proprietary Rights.
1.13    "Contract Proprietary Rights" are the Invention referred to in the Preamble and all proprietary right applications and proprietary rights that might potentially result therefrom, including any Supplementary Protection Certificates.
1.14    "Contract Territory" is all countries worldwide in which Contract Proprietary Rights exist or are pending, excluding Asia.
1.15    "Data/Market Exclusivity" means any protection, which a court, a public authority, or any other governmental agency grants the producer of a pharmaceutical product for its pharmaceutical (testing) data, particularly (but not limited to) protection under Section 505 of the U.S. Federal Food, Drug, and Cosmetic Act (as amended), and/or according to Directives 2001/83EC and 2004/27 EC (as amended), and/or Regulations (EC) No 726/2004 and (EC) No 141/2000 (as amended), and/or according to all comparable national arid international rules.
1.16    "Disclosing Party" is any Party disclosing Confidential Information to the other Party (Receiving Party) under this License Agreement.
1.17    "Distributor" means any individual or legal entity, which was authorized and/or contracted by POINT or an Affiliated Company to sell Contract Products to third party end users or to distribute them in any other way manner commercially.
1.18    "Documentation" means any documents and information, created or obtained for an application for and/or necessary to receive Regulatory Approval (e.g. full CTD dossiers in accordance with ICH guidelines or comparable conditions).
1.19    "Effective Date" is the date of this License Agreement being signed by the last of the Parties.
1.20    "EMA" means the European Medicines Agency.
1.21    "Euro" or "EUR" or "€" means the official currency of the European Union.
1.22    "European Union" means the member states of the European Union as of the Effective Date (including for the avoidance of doubt, the United Kingdom), and such other countries as may become part of the European Union after the Effective Date.
1.23    "Exploitation" is the use, production, toll production by way of an extended workbench, offering, bringing into circulation, selling, renting out, leasing out, or any other kind of realization of Contract Products.
1.24    "FDA" means the United States Food and Drug Administration.
1.25    "IND" means (a) an Investigational New Drug Application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, (b) the Investigational Medicinal Product Dossier (IMPD) in the European Union, or (c) the equivalent application to the applicable Regulatory Authority in any other regulatory jurisdiction, and any amendments to the foregoing (a), (b) or (c), in each case, the filing of which is necessary to initiate or conduct clinical testing of an investigational drug or biological product in humans in such jurisdiction.
1.26    "Indemnified Party" means individually or jointly any of the following persons, seeking indemnification under section 11.6: SCI, BayPAT, the University and each inventor of the University.

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1.27    "Indication" means a distinct type of disease or medical condition in humans to which a Contract Product is directed and eventually approved.
1.28    "Indirect Taxes" means value added, sales, consumption, goods and services or similar taxes required by applicable law to be disclosed as a separate item on the relevant invoice.
1.29    "MAA" means a Marketing Authorization Application, in relation to any Contract Product, filed or to be filed with the EMA (or equivalent national agency), for authorization to place a medicinal product on the market in the European Union (or any other territory).
1.30    "Main-License" means the exclusive license to the Contract Proprietary Rights, granted to SCI by BayPAT under the license agreement, dated July, the 26th 2019.
1.31    "Net Sales Price" is the amount charged to a third party end-user for the purchase of a Contract Product from POINT, an Affiliated Company or a Distributor minus the following items, insofar as such deductions are actually granted and/or listed individually on the invoice:
(i)    turnover and sales taxes to be paid by the seller, customs or any other public duties levied for the production, import, use or sale of a Contract Product;
(ii)    customary trade discounts for quantity and payment in cash granted for the purchase of a Contract Product;
(iii)    customer credit for returned Contract Products or for subsequent price reductions related to a Contract Product;
(iv)    cost of transport and transport insurance if such are an element of the purchase price invoiced to the third party for a Contract Product provided that such a deduction is not greater than the difference between the purchase price which the third party pays without transport and insurance cost in the respective country.
The Net Sales Price shall be calculated for each Contract Product sold, i.e. upon the sale (or any other disposal) of the respective Contract Product by POINT, an Affiliated Company or a Distributor to a third party end-user. In case of sales between POINT and an Affiliated Company or a Distributor, the Net Sales Price shall be determined by the price charged to the (third party) end-user.
1.32    "Phase I Study": means a Clinical Study of a product in human subjects which provides for the introduction into humans of a product, to obtain information on e.g. product safety, tolerability and/or pharmacological activity or pharmacokinetics, as described in 21 C.F.R. § 312.21(a), as amended from time to time, or the corresponding foreign regulations (including Phase Ia or Ib trials).
1.33    "Phase II Study", means a Clinical Study of a product that is prospectively designed to establish the safety, dose ranging and efficacy of a product as further described in §21 C.F.R. 312.21(b), as amended from time to time, or the corresponding foreign regulations (including Phase IIa and/or IIb trials).
1.34    "Phase III Study": means a Clinical Study of a product on a sufficient number of patients that is designed to (a) establish that a drug is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed; and (c) support Regulatory Approval of such drug, in each case as described in 21 C.F.R. § 312.12(c), as amended from time to time, or the corresponding foreign regulations.
1.35    "PSMA l&T" means a tracer, with the following chemical structure [***]
1.36    "Receiving Party" is any Party receiving Confidential Information from the other Party (Disclosing Party) under this License Agreement.

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1.37    "Regulatory Authority" means any applicable agency or governmental authority with respect to the Exploitation of the Contract Products in the Contract Territory, including the EMA in the European Union and the FDA in the United States.
1.38    "Regulatory Approval" means approval of, or receiving of, a marketing authorization by any Regulatory Authority or competent body in any jurisdiction as relevant to the Contract Product and/or the manufacture, approval, registration and sale thereof.
1.39    "(Sub-)License Agreement" or "License Agreement" means this Agreement by which SCI grants certain usage rights to the Contract Proprietary Rights in the Contract Territory by way of a sub-license to POINT.
1.40    "Sub-license" means any rights of use to the Contract Proprietary Rights granted to a third party under the terms and conditions of this License Agreement.
1.41    "Sub-licensee" means any third party individual or entity, to which POINT grants a Sub-license under the terms and conditions of this License Agreement.
1.42    "Sub-license Income" are all benefits which Point is able to claim from its Sub-licensees for the grant of a Sub-license as monetary payments (such as e.g. preliminary or milestone payments, minimum license and unit license fees, on-going license fees, technology usage fees, etc.) or in the form of other benefits (such as e.g. equipment, services, cross-licenses or other rights of use, participations, options, debentures, collateral or other monetary benefits, etc.). The value of non-monetary assets is to be determined directly on the basis of the current value to the market.
1.43    "Toxicity Study" means, with respect to a product, a study conducted in a species for the purposes of assessing the efficacy, safety or the onset, severity, and duration of toxic effects and their dose dependency with the goal of establishing a profile sufficient to support the filing of an IND.
1.44    "VERITY" means Verity Pharmaceuticals Inc., having its registered office at 2560 Matheson Blvd. East, Suite 220, Mississauga, ON, L4W 4Y9, Canada.
1.45    "Working Day" is any day of the week with the exception of Saturdays, Sundays and any day which is a statutory public holiday in Munich (Bavaria, Germany).
2.    GRANTING OF LICENSE, RIGHTS OF USE, TRANSFER
2.1    SCI hereby grants POINT the exclusive license and right to use the Contract Proprietary Rights for the development, production and sale of Contract Products in the Application Field and in the Contract Territory in accordance with the terms and restrictions of this License Agreement.
2.2    The University and their inventors retain the irrevocable, non-expiring, non-commercial, and non-exclusive right free of charge to use the Invention and the Contract Proprietary Rights for the purposes of research and teaching.
2.3    Any reference of POINT to SCI or the University or BayPAT in connection with Contract Products, e.g. on the Contract Products themselves or in connection with advertising measures, requires the prior written consent of SCI.
2.4    The complete or partial transfer of the rights and duties under this License Agreement by POINT to any third party requires [***]. In case of a transfer to an Affiliated Company POINT shall inform SCI immediately of such transfer and provide SCI a written summary (e.g. in form of a fact sheet) of the key points. The rights and duties under this License Agreement shall transfer to the respective legal successors.
2.5    POINT is entitled to grant Sub-licenses to third parties and to Affiliated Companies in accordance with section 3.

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2.6    The Parties agree, that SCI is permitted to manufacture, to have manufactured, to distribute, to have distributed, to use, to have used, to sell and to have sold PSMA l&T products to any third party in any country, but to distribute, to have distributed, to use, to have used, to sell and to have sold such PSMA I&T products only prior to the first Clinical Admission of PSMA I&T by POINT. After such Clinical Admission by POINT, the Parties agree, that any sale of a SCI PSMA l&T product shall only be made through POINT or an Affiliated Company. The Parties shall agree in due time on the terms and conditions of such sale of SCI PSMA l&T products through POINT or an Affiliated Company.
3.    SUB-LICENSES
3.1    SCI agrees that POINT may, [***] issue a Sub-license to a third party for the time period starting one day after [***]. For this purpose, POINT will submit a copy of the agreement that is ready to be concluded to SCI for written consent, which shall be granted within 45 (forty-five) Working Days and which may only be withheld for good cause. From the time of the issuance of a Sub-license, POINT is jointly and severally liable also for the license fees of its Sub-licensees directly vis-à-vis SCI.
3.2    SCI agrees that POINT may issue a Sub-license to an Affiliated Company without the prior written consent of SCI, provided, that POINT informs and submits a copy of the agreement that is ready to be concluded to SCI in advance. The obligations of section 3.3 are not waived by sentence 1 of this section 3.2.
3.3    If POINT has the right to issue Sub-licenses, POINT undertakes to impose the obligations imposed on it under this License Agreement also upon its Sub-licensees, to the extent permitted by law. POINT will ensure that the Sub-licensee complies with all reporting, accounting, and secrecy obligations.
4.    LICENSE FEES
4.1    Milestone Payments. POINT shall pay SCI as consideration for the issuing of the license Milestone Payments (irrespective of whether the occurrence is caused by POINT itself or by an Affiliated Company or a Distributor).

No.	Milestone Event	Milestone Payment (in Euro)
1	Completion of a [***] or [***] whichever occurs first	[***]
[***]

2	Completion of a [***] or [***], whichever occurs first, but no later than [***].	[***] [***]
3	Completion of a [***] or [***], whichever occurs first, but no later than [***].	[***] [***]
4	Completion of a [***] or [***] ,	[***]

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	whichever occurs first, but no later than [***].	[***]
5	Clinical Admission (in the 15t country), or [***] whichever occurs first, but no later than [***].	[***] [***]

For the avoidance of doubt all of the Milestone Payments are payable in respect of each single Contract Product. It is understood, that the above Milestone Payments are payable for each Contract Product in the full amount for the first Indication, and in half of the amount for the second Indication. However, one and the same Milestone Event cannot be triggered more than once by one and the same Contract Product if it has already triggered the respective Milestone Payment in the same Indication, but is labeled with another radionuclide.
POINT has to inform SCI immediately of the achievement of the specific Milestone Event and the respective Milestone Payment is due for payment 30 (thirty) Calendar Days after the achievement of such Milestone Event.
4.2    Royalties. POINT shall pay SCI as further consideration for the issuing of the license an on-
going license fee in the amount of [***] related to the Net Sales Price. The license fee related to the Net Sales Price of Contract Products includes the annual turnover (cumulated net sales) of Affiliated Companies and Distributors.
The on-going license fee is due for payment on each March, 31' in relation to the previous Accounting Period.
4.3    Sub-license Fees. In addition, POINT shall pay to SCI a share of [***] of the Sub-license Income.
4.4    The Parties agree that the duty of POINT to make payments on a country-by-country base in accordance with this section 4. shall not only exist during the term of the Contract Proprietary Rights, but also during the period of validity of any exclusive usage rights (e.g. Data/Market Exclusivity) of any product, which would qualify as a Contract Product during the term of the Contract Proprietary Rights.
5.    ACCOUNTING AND BOOKKEEPING
5.1    At the end of each Accounting Period, POINT shall prepare a written statement of account of license fees according to section 4. and submit it to SCI within 90 (ninety) Calendar Days after the end of the respective Accounting Period. The statement of account must contain full information about the quantities of Contract Products produced and sold during the respective Accounting Period by POINT, its Affiliated Companies, as well as Distributors, names and addresses of the customers, including the invoice data, the gross receipts and profits generated with Contract Products during the respective Accounting Period, the Net Sales Prices, the achieved Sub-license Income, as well as the license fees resulting from this pursuant to sections 4.2 and 4.3 in the respective Accounting Period as well as the resulting payments in accordance with section 4. If no Contract Product is produced in an Accounting Period, POINT shall inform SCI of such.
POINT shall provide its sales tax identification number on each statement of account.
5.2    POINT is required to maintain detailed books about the production and the sale of Contract Products as well as about the revenue generated with Contract Products and Contract

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Proprietary Rights in accordance with section 4. and shall further keep such books separate from other documents of the company. The bookkeeping must detail all circumstances that are relevant for the calculation of the license fees pursuant to section 3. POINT has to obligate Affiliated Companies, as well as Distributors to maintain corresponding books and carry out a book audit at them upon request by SCI. Section 5.3 of this License Agreement shall apply accordingly to such a book audit.
5.2    At the end of each Accounting Period and on an annual basis SCI may arrange for a book audit during the normal hours of business of all books, accounts, invoices and other documents which are directly or indirectly related to the payments to be made by POINT under this License Agreement, such a book audit to be undertaken by an independent tax consultant, certified accountant or chartered accountant subject to an obligation of confidentiality also in relation to SCI, and such a book audit shall cover a period of three (3) years retrospectively provided that prior notification is given with a notice period of five (5) Working Days. The costs of such a book audit shall be borne by SCI. If deviations of more than 3% (three per cent), subject to a maximum of EUR 20.000,00 (twenty thousand Euro), to the detriment of SCI are discovered, POINT shall bear the costs of the book audit. Any payment shortfall is immediately due and payable. Any overpayment is credited against future payments to SCI.
6.    PAYMENT CONDITIONS
6.1    Each amount to be paid by POINT under this License Agreement shall be paid in Euro at the respective due date to the following bank account of SCI:

Bank:	[***]
Swift-Code:	[***]
IBAN:	[***]
Reason for Payment: B77136 / [Invoice-No.]
All payments shall be made free of charge for SCI. Payments are deemed to be made only after they have been credited to the account. SCI may modify the account at any time by written notice to POINT.
6.2    Net Sales Prices in a currency other than Euro shall be converted into Euro at the official daily average exchange rate of the European Central Bank valid on the day payment is received by POINT.
6.3    All payments of POINT to SCI pursuant to this License Agreement are stated exclusive of any
Indirect Taxes. If any Indirect Taxes are applicable in respect of any payment of POINT pursuant to this Agreement under applicable law, POINT shall pay such Indirect Taxes at the rate under applicable law, following the receipt, where applicable, of an Indirect Taxes invoice issued by SCI.
6.4    All payments of POINT to SCI pursuant to this License Agreement shall not be reduced on ac-
count of taxes unless required by applicable law. The Parties agree to cooperate with one another and shall use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of any payments of POINT to SCI pursuant to this License Agreement. To the extent POINT is required by applicable law to deduct or withhold taxes on any payment to SCI, POINT shall promptly transmit to SCI an official tax certificate or other evidence of such withholding and all documents sufficient to enable SCI to claim such payment of taxes. POINT shall support SCI in filing and SCI shall then provide POINT with any tax forms that may be reasonably necessary in order for POINT not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other Party with reasonable assistance to enable the

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recovery, as permitted by applicable laws, of withholding taxes, Indirect Taxes, or similar obligations resulting from any payments made by POINT under this License Agreement.
6.5    In the case of late payment, SCI is authorised and entitled to a default interest of nine (9) percentage points above the base interest rate ("Basiszinssatz" in accordance with section 247 German Civil Code (BGB)) per year from the unpaid amount, commencing on the day following the last day of a ten-day reminder deadline. The right to assert additional claims for damages remains unaffected.
6.6    POINT only has the right to offset or assert any retention right, if its counterclaim is undisputed or has been established with legally-binding effect.
7.    REGISTRATION
POINT is aware that Contract Products may not be placed on the market without the Regulatory Approval of the competent Regulatory Authorities and/or a Clinical Admission. POINT shall arrange with the competent Regulatory Authorities in the countries concerned for the Regulatory Approval of the respective Contract Product at its own risk and expense and shall not place them on the market in these countries until the necessary Regulatory Approvals and/or Clinical Admissions have been granted. SCI shall not be liable for obtaining the necessary Regulatory Approvals or Clinical Admissions. POINT shall indemnify SCI against all rights, claims and demands and all costs made by third parties against SCI in connection with any non-authorization or erroneous authorization of POINT and POINT shall not itself make any such claims against SCI.
8.    PERFORMANCE OBLIGATION
POINT is required to exercise the license having regard to the principles of reasonableness and to use best efforts to develop at least one Contract Product, bring it to admission, produce, market, and sell it. Best efforts mean that POINT makes at least those efforts, respectively, employs means that a company in a comparable position with POINT would carry out, respectively, employ for a pharmaceutical product with a similar market potential and a similar development stage as a Contract Product, while all relevant circumstances (such as e.g. the relative safety and effectiveness of the Contract Product) have to be taken into account. POINT shall also seek as soon as reasonable and possible to obtain the necessary Regulatory Approval and/or Clinical Admission approval for a Contract Product. POINT is required to submit a written report about the current and planned development, production, and marketing activities to SCI once each year (as of September, 1st of each year).
9.    OBTAINING AND MAINTENANCE OF CONTRACT PROPRIETARY RIGHTS
9.1    SCI remains under the conditions of the Main-License responsible for the acquiring, assertion, administration and maintenance of the Contract Proprietary Rights.
Upon the Effective Date, POINT shall bear (or reimburse SCI upon demand) all costs of proprietary right filings, proceedings, issuance, and maintenance (particularly the annual fees), defense and enforcement, including all lawyers' fees and other expenses incurred in this context for the Contract Proprietary Rights in the Contract Territory. POINT shall furthermore reimburse SCI upon first demand for all such costs and fees, which arose in this context in the Contract Territory before the Effective Date. Section 6. shall apply accordingly. Under no circumstances SCI is required to repay the cost reimbursement (neither entirely nor parts thereof).
9.2    Unless provided in the Main-License, neither BayPAT nor the University nor SCI are obliged to acquire or maintain Contract Proprietary Rights in a specific country; BayPAT and/or the University may allow any Contract Proprietary Right to expire without approval of POINT. This shall not apply

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with respect to specific countries in the Contract Territory, which are named by POINT before December, 31st 2019 in a written statement to SCI.
10.    ENFORCEMENT AND DEFENCE OF CONTRACT PROPRIETARY RIGHTS
10.1    In case of any intellectual property right disputes with regard to a Contract Proprietary Right, in particular any infringement of a Contract Proprietary Right or a challenge of the validity of a Contract Proprietary Right (e.g. by way of a claim or action of nullity) by a third party during the License Agreement the following shall apply:
(i)    Each Party shall notify the other Party of any infringement or challenge of the validity of the respective Contract Proprietary Right of which it becomes aware.
(ii)    SCI and BayPAT/the University are entitled, but are not obliged, to enforce or defend the respective Contract Proprietary Right against the infringing/challenging party. Insofar as SCI and/or BayPAT/the University alone enforce such Contract Proprietary Right at their own expense, any payment of damages by a third party shall be available only to the enforcing parties. POINT shall provide SCI and/or the University at its own expense with all information and all necessary support in order to pursue such a claim. If and to the extent to which POINT suffers damage of its own, it is entitled to assert such claims against the infringing third party at its own expense.
(iii)    If SCI and BayPAT/the University in any individual case waive a right of enforcement or defence, SCI and/or BayPAT/the University may authorise POINT expressly by way of a written declaration to act against the infringing or challenging party at POINT's own expense, as far as legally permissible. At POINT's cost, SCI shall provide POINT to a reasonable extent with all information and all necessary support in order to pursue such claims. Notwithstanding section 10.1 (iv), if POINT proceeds at its own expense it alone it shall be entitled to receive any court or out-of-court damages or income received therefrom.
(iv)    If POINT proceeds at its own expense in accordance with sections 10.1 (ii) and (iii) any court or out-of-court damages received or any other revenue, after deduction of the legal and lawyers' costs of POINT, shall be deemed licence-requiring income of POINT, from which SCI shall receive, after deduction of any official and lawyer's fees to be paid by POINT and not to be reimbursed by a third party, a share of 25% (twenty-five per cent). The maturity provision of section 4.2 and section 5. shall apply accordingly.
10.2    The infringement of Contract Proprietary Rights by third parties shall leave the duty of POINT to pay the license fees unaffected.
10.3    If POINT is challenged by any third party as a result of its use of the license for the Contract Proprietary Rights, POINT shall notify SCI of such without undue delay and shall give SCI and BayPAT/the University the opportunity to participate in any resulting legal dispute at their own expense. SCI, BayPAT and the University are, however, not obliged to do so. SCI shall, however, support POINT in the conducting of any such legal dispute to a reasonable extent. The costs of any legal defence shall be borne by POINT.
11.    WARRANTY, LIABILITY, INDEMNITY
11.1    POINT is familiar with the Contract Proprietary Rights. SCI as well as BayPAT/the University and its inventors do not assume any warranty and/or liability that the Invention and the Contract Proprietary Rights are free of fault, technically usable and/or approved, respectively, approvable by public

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authorities, admission offices, or similar institutions, and economically exploitable. SCI as well as BayPAT/the University and its inventors do not assume any warranty and/or liability for the content-related completeness of, correctness of, and absence of errors in any know-how transmitted in connection with the Contract Proprietary Rights.
11.2    SCI as well as BayPAT/the University and its inventors do not assume any liability or guarantee for the patentability or the patent issuance of/for the Contract Proprietary Rights or for the success of the aforementioned proprietary right proceedings.
11.3    SCI as well as BayPAT/the University and its inventors do not assume any liability or guarantee that the use of the Contract Proprietary Rights does not infringe upon proprietary rights, copyright, or other third-party rights or that it causes no damages at POINT or third parties.
11.4    Beyond that, SCI shall only be liable for intent and gross negligence.
11.5    The aforementioned limitation of liability (section 11.4) shall not apply in cases of mandatory statutory liability and when assuming a guarantee or in the case of culpably caused damage from injury to life, body, and health.
11.6    POINT shall indemnify SCI as well as BayPAT/the University and its inventors from and against all rights, claims, and demands as well as all related costs, which third parties assert against SCI and its employees and/or BayPAT/the University and its inventors
(i)    in connection with the Exploitation; and
(ii)    in accordance with the provisions of the Product Liability Act (Produkthaftungsgesetz) or any other provisions regarding strict liability regardless of fault (e.g. ma-chine/equipment safety, medicine, drug, food act) or the principles developed by the courts regarding producers' liability in the case of fault (section 823 of the German Civil Code (BGB)).
POINT shall not assert any such Claims itself against SCI and/or BayPAT/the University.
11.7    Each Indemnified Party shall inform POINT of the respective Claim giving rise to the obligation to indemnify as soon as reasonably practicable after receiving notice of the Claim. POINT shall have the right to assume the defense of any such Claim for which it is obligated to indemnify the Indemnified Party and shall inform the Indemnified Party without undue delay about the decision to assume or not assume the defense. The Indemnified Party shall cooperate with POINT and POINT's insurer, if applicable, as POINT may reasonably request, and at POINT's cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Claim that has been assumed by POINT. After POINT has assumed the defense, it shall not have the obligation to indemnify the Indemnified Party in connection with any settlement made without POINT's written consent, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that POINT does not assume the defense or does not inform the Indemnified Party in a reasonable time, the Indemnified Party is entitled to settle any Claims in total or in part without the consent of POINT and the Indemnified Party is not obliged to take any action to defend itself against such Claims, without the indemnification claim of section 11.6 being affected thereby.
11.8    The Parties shall inform each other immediately in writing about any asserted third-party claims.
12. CONFIDENTIALITY
12.1    All Confidential Information which a Disclosing Party communicates to a Receiving Party under or in connection with this License Agreement or makes known in any other manner, may be used by the Receiving Party only for purposes of this License Agreement and must not be passed on to any

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[***] = Indicates confidential information omitted from the exhibit.

third party or be made available in any other manner without the prior written consent of the Disclosing Party. Confidential Information disclosed or made known by SCI as the Disclosing Party shall also include what is communicated or made known in any other way by employees (including former employees) of BayPAT/the University or an inventor.
12.2    The Receiving Party shall do what is necessary in order to prevent any unauthorised use or disclosure of Confidential Information. The Receiving Party shall only make the Confidential Information available to the employees, vicarious agents, advisors, (Sub-)licensees, future (Sub-)licensees, and financial investors, who need to know the Confidential Information so that the Receiving Party is able to fulfil its rights and duties under this License Agreement and it will only pass it on, if the aforementioned persons have committed themselves to confidentiality vis-a-vis the Receiving Party in an appropriate manner and under conditions that correspond to the confidentiality obligation of this License Agreement, to the extent permitted by law. The Receiving Party will inform the Disclosing Party in writing without undue delay, if it becomes aware of the unauthorized use or disclosure of Confidential Information, and it shall take all reasonable measures at the request of the Disclosing Party in order to prevent any further unauthorized use or disclosure of the Confidential Information of the Disclosing Party.
12.3    The above obligations of the Receiving Party shall not apply in respect of information and knowledge in relation to which the Receiving Party is able to prove that it
(i)    was already generally publicly available at the time of communication by the Disclosing Party or became generally available afterwards without the fault of the Receiving Party;
(ii)    was already available to it at the time of communication by the Disclosing Party; in this case, the Receiving Party will inform the Disclosing Party in writing without undue delay, which information and knowledge was already known to it and prove this in a suitable manner;
(iii)    was made available to it by a third party, who was not bound by any confidentiality or non-use obligation vis-à-vis the Disclosing Party and/or an Affiliated Company of the Disclosing Party and/or the University;
(iv)    is required to disclose it due to statutory provisions or court order to public authorities or to a Regulatory Authority; the Receiving Party shall inform the Disclosing Party about the disclosure obligation in writing in time in order to provide the Disclosing Party with the opportunity to initiate steps that it considers appropriate in order to prevent the Confidential Information from becoming generally available; or
(v)    was developed by the Receiving Party irrespective of and without violating this License Agreement.
12.4    After the termination of this License Agreement, irrespective of the reason, the Receiving Party shall return or destroy upon written request of the Disclosing Party all documents, materials, and other data media (including all copies), which contain Confidential Information. Exempt are only those copies, which the Receiving Party is legally required or authorized under this License Agreement to keep. The Receiving Party will confirm the return, destruction, respectively in writing within 20 (twenty) Working Days after the termination of this License Agreement.
12.5    In deviation from section 12.1, SCI is entitled to pass on Confidential Information (including a copy of this License Agreement) to BayPAT in order to comply with its obligations under the Main-License.
12.6    All obligations of the Receiving Party concerning the protection of the Confidential Information continue to apply even after the termination of this License Agreement, irrespective of the reason, for ten (10) years.

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[***] = Indicates confidential information omitted from the exhibit.

13.    PRESS RELEASES, PUBLICATIONS
No Party shall without the prior written consent of the respective other Party cause or design any press release or any other written or oral publication concerning this License Agreement and the cooperation of the Parties in the press or other media (the "Announcement") and that consent may not be unreasonably withheld. The Party that desires an Announcement shall make a copy of the respective announcement for purposes of approval available to the other Party no later than ten (10) Working Days prior to the planned publication. If the other Party does not raise objections against the respective Announcement within five (5) Working Days after receipt of the written Announcement, the publication of the respective Announcement is deemed to be approved.
14.    SCIENTIFIC PUBLICATION
POINT recognizes the right of the inventors of the Invention to disclose the Invention and the Contract Proprietary Rights in the context of their teaching and research activity as well as the general duty of the University to publish the nature, subject matter, and results of the research work carried out by the University in respect to the Invention and the Contract Proprietary Rights, including all future research work and results related to the Invention and the Contract Proprietary Rights.
15.    EFFECTIVENESS OF THE LICENSE AGREEMENT, TERM, TERMINATION
15.1    This License Agreement conies into effect on the Effective Date.
15.2    This License Agreement ends with the expiry (including the date of the final court decision in case of an invalidity action after all rights of appeal have been exhausted or after the expiry of the time-limits provided for by those proceedings) or extinguishing/lapse of the last Contract Proprietary Right or with the expiry of the last Data/Market Exclusivity, depending on which event occurs later.
15.3    POINT is entitled to terminate this License Agreement at the end of an Accounting Period, subject to a prior notice of five (5) months. In such event a termination fee in the amount of the Milestone Payment for the Milestone Event No. 1 (regardless of the prerequisites of the Milestone Event) in accordance with section 4.1 shall become payable within 30 (thirty) Calendar Days of such termination, unless this Milestone Payment for the Milestone Event No. 1 has been triggered and payed before.
15.4    This leaves the right of each Party to terminate the License Agreement in writing for good cause ("wichtiger Grund") with immediate effect unaffected. Section 17.3 applies accordingly for the written form requirement.
The Parties agree that a good cause shall exist in particular
(i)if either Party enters into liquidation;
(ii)if insolvency proceedings are filed in respect of the assets of either Party;
(iii)if insolvency proceedings are opened for the assets of either Party or if they are rejected due to a lack of assets;
(iv)if material contractual obligation (particularly the duty to pay the license fees in time) are breached; in the case of breaches that can be healed, however, only after a Party has asked the other Party in writing unsuccessfully, threatening termination for good cause and subject to an reasonable grace period, to heal the breach of contract;
(v)in case of any direct or indirect challenge of Contract Proprietary Rights by POINT;
(vi)if POINT breaches the duty to exercise in accordance with section 8.

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15.5    In case of a termination of this License Agreement according to sections 15.3 or 15.4
(i)all rights of use to the Contract Proprietary Rights revert automatically to SCI.
(ii)POINT shall provide and assign to SCI the Documentation.
(iii)POINT shall be required to settle all payment claims of SCI that arose prior to or in connection with the termination of the License Agreement, which become immediately due and payable with the termination of this License Agreement.
(iv)POINT will submit a written schedule to SCI within five (5) Working Days after the end date of the License Agreement, which shows the quantity of the respective Contract Products that POINT has in storage on the end date of the License Agreement.
(v)POINT must cease the production and shipping of Contract Products as well as any other use of the license pursuant to section 2.1. without undue delay
-    in case of a termination in accordance with section 15.3 on the end date of the License Agreement, and
-    in case of a termination in accordance with section 15.4, (i) when POINT receives the termination notice, if SCI terminates, or (ii) on the date POINT sends out its termination notice, if POINT terminates.
(vi)SCI will, if it is reasonable based on the circumstances of the termination of the License Agreement, grant a reasonable depletion period of a maximum of six (6) months for the sale of Contract Products that have already been produced at the respective point in time of cessation of use of the license that is relevant according to section 15.5 (v) against immediate (advance) payment of the corresponding license fees pursuant to section 4. If the License Agreement ends due to reasons for which POINT is not responsible, SCI must grant a depletion period of 120 (one hundred twenty) Calendar Days.
16.    APPLICABLE LAW, JURISDICTION
16.1    This License Agreement will be governed by and construed and enforced in accordance with the laws of the Germany, without reference to (i) any rules of conflicts of laws, and (ii) the United Nations Convention on Contracts for the International Sale of Goods, CISG.
16.2    In case of disputes, the Parties will first attempt to bring about an amicable agreement. If this cannot be achieved within a period of two (2) months after the dispatch of the complaint letter, each Party may take recourse to the ordinary courts of law.
16.3    Munich shall be the exclusive place of venue for disputes arising from or in connection with this License Agreement. This leaves the right of SCI unaffected, to hold POINT responsible before any other court of competent statutory jurisdiction.
17    MISCELLANEOUS
17.1    If any provision of this License Agreement should be or become ineffective or unenforceable
— in full or in part —, the validity of the License Agreement otherwise shall remain unaffected. The Parties are required to the extent of what is reasonable in good faith to replace the ineffective provision, or the ineffective part thereof, with a permissible rule, which resembles it most closely in respect to its intent and purpose and economic outcome. The same applies to any gaps in the License Agreement.
17.2    This License Agreement and all Attachments, Annexes, Supplements and referenced contracts contain all agreements between the Parties in connection with the license granted according to

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this License Agreement; all other contracts and understandings are replaced with this License Agreement.
17.3    This License Agreement may only be changed or amended in writing. This shall also apply to any waiver of this written-form requirement.
17.4    This License Agreement is binding for both Parties and their respective legal successors. This
License Agreement cannot be transferred without the prior written consent of the other Party.
17.5    Unless otherwise agreed in this License Agreement, neither Party shall disclose the existence or the contents of this License Agreement to any third party without the prior express approval of the other Party. This shall not apply to any consultant of a Party (e.g. lawyers, tax consultants, accountants or auditors), who are subject to a duty of confidentiality as part of their professional code.

Furstenfeldbruck, this 14th November, 2019	Munich, this 29th October, 2019

Scintomics GmbH	POINT Theranostics Inc.

/s/ Saskia Kropf	/s/ Allan Silber
Saskia Kropf	Allan Silber
General Manager	General Manager
Attachment 1: country list with regard to section 1.4

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Attachment 1: country list with regard to section 1.4

State	Abbreviation
Turkish Republic of Northern Cyprus	—
United Arab Emirates	AE
Armenia	AM
Azerbaijan	AZ
Bahrain	BH
Brunei	BN
People's Republic of China	CN
Cyprus (including Northern Cyrprus)	CY
Egypt	EG
Georgia (including Abkhazia and South Ossetia)	GE
Hong Kong	HK
Indonesia	ID
Israel (including Golan Heights and East Jerusalem, without Gaza Strip and West Bank)	IL
India (including Kaschmir)	IN
Iran	IR
Jordan	JO
Japan	JP
Kyrgyzstan	KG
Cambodia	KH
Korea, North	KP
Korea, South	KR
Kuweit	KW
Kazakhstan	KZ
Laos	LA
Sri Lanka	LK
Mongolia	MN
Macao	MO
Malaysia	MY
Oman	OM
Philippines	PH
Qatar	QA
Russia	RU
Saudi Arabia	SA
Singapore	SG
Syria	SY
Thailand	TH
Tajikistan	TJ
Turkmenistan	TM
Turkey	TR
Uzbekistan	UZ
Vietnam	VN

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[***] = Indicates confidential information omitted from the exhibit.